One Federal Street, FL 38 | Boston, MA 02110 | www.centessa.com CONFIDENTIAL February 12th, 2025 Stephen Kanes, M.D., Ph.D. Via email Dear Stephen, As we continue to progress our orexin programs forward, we are appreciative of your commitment to our goals and objectives. We would also like to recognize your leadership during the CEO transition and your ongoing partnership with Mario Alberto Accardi as he transitions into the Chief Executive Officer role. In recognition of the above, subject to the approval of the Centessa Pharmaceuticals plc Compensation Committee, we shall extend (i) a cash retention payment; and (ii) a special retention RSU grant, to you which will be aligned to key milestones set forth below and subject to the terms of the Centessa Pharmaceuticals Amended and Restated 2021 Stock Option and Incentive Plan and the associated grant agreement. Cash Payment: Subject as set forth below, the Company will pay you the following amounts as cash retention payments: 1. a one-time cash retention payment of five hundred thousand US dollars (US$500,000) payable on or around the July 1, 2026 payroll payment; 2. a one-time cash retention payment of five hundred thousand US dollars (US$500,000) payable on or around the December 15, 2026 payroll payment; 3. a one-time cash retention payment of five hundred thousand US dollars (US$500,000) payable on or around the July 1, 2027 payroll payment; and 4. a one-time cash retention payment of five hundred thousand US dollars (US$500,000) payable on or around the December 15, 2027 payroll payment, in each case, subject to applicable deductions and withholdings. As a condition to each cash payment set forth above, on each payment date, you must be an employee of the Company and must have not given or received notice of termination of employment for any reason. In the event you cease to be employed by the Company or have given or received notice of termination for any reason on or prior to any of the payments set forth above having been made, you shall not be entitled to such payment or any subsequent payments. If you leave employment or your employment is terminated within twelve months of each such payment having been made, for any reason except a termination by the Company without cause, you will need to repay the full amount of such payment back to the Company including any amounts previously deducted or withheld. Docusign Envelope ID: D493E363-C1F1-423E-B54F-15CED9F9A1EC

One Federal Street, 38th Floor | Boston, MA 02110 | www.centessa.com As a condition to vesting of RSUs set forth above, on each vesting date, you must be an employee of the Company and must have not given or received notice of termination of employment for any reason. In the event you cease to be employed by the Company or have given or received notice of termination for any reason on or prior to any of the vesting dates set forth above, the applicable awards that have not vested on the applicable date shall automatically be forfeited in its entirety. This letter, including its contents, are strictly confidential and subject to the confidentiality undertakings in your employment terms. For the avoidance of doubt, this letter does not constitute the grant document. Sincerely, Karen Anderson Chief People Officer Signed and Acknowledged Docusign Envelope ID: D493E363-C1F1-423E-B54F-15CED9F9A1EC 2/13/2026 Chief Medical Officer 2/13/2026